Ex 99.1

Silverleaf Resorts, Inc. Reports
Second Quarter 2010 Results

DALLAS--(BUSINESS WIRE) — August 3, 2010 --- Silverleaf Resorts, Inc. (NASDAQ: SVLF) today reported the following results for its second quarter ended June 30, 2010.

Financial highlights for the quarter ended June 30, 2010:

•	Net Income of $1.9 million or diluted earnings per share of $0.05

•	Vacation Interval sales of $55.2 million

2010 Second Quarter Results

Net income for the quarter ended June 30, 2010 was $1.9 million, or diluted earnings per share of $0.05, compared to net income of $2.7 million, or diluted earnings per share of $0.07, for the quarter ended June 30, 2009, which included an after tax business interruption insurance recovery of $0.5 million.

Vacation Interval sales were $55.2 million in the second quarter of 2010 compared to $65.1 million in the comparable prior-year period.  The decrease in Vacation Interval sales is primarily attributable to a reduction in marketing to existing customers which resulted in lower sales of upgrade intervals. The Company implemented more stringent underwriting policies at the end of 2009 to improve the collection of notes receivable.  Vacation Interval sales to existing customers comprised 56.8% and 63.2% of total Vacation interval sales in the quarters ended June 30, 2010 and 2009, respectively, which maintains the Company’s favorable sales-mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.

The provision for estimated uncollectible revenue as a percentage of Vacation Interval sales was 28.3% in the second quarter of 2010 compared to 25.9% in the second quarter of 2009.

Overall, total revenues for the second quarter of 2010 were $59.1 million compared to $67.8 million for the second quarter of 2009, primarily attributable to the $8.7 million reduction in net sales.

Cost of Vacation Interval sales was 10.0% of Vacation Interval sales for the second quarter of 2010 compared to 11.9% in the 2009 comparable period. This decrease primarily resulted from increased sales of lower cost-basis product during the second quarter of 2010 compared to the second quarter of 2009.

Sales and marketing expense as a percentage of Vacation Interval sales was 53.8% for the second quarter of 2010 compared to 50.6% for the comparable prior-year period. The increase was primarily attributable to the decrease in sales to existing customers, which have relatively lower related sales and marketing costs compared to new customer sales.

Total positive net interest spread (interest income less interest expense and lender fees) decreased to $8.5 million for the second quarter of 2010 from $8.7 million for the second quarter of 2009.  Interest expense and lender fees as a percentage of interest income increased to 50.8% for the second quarter of 2010 compared to 45.7% for the same period of 2009. Overall, interest expense and lender fees increased $1.4 million for the second quarter of 2010 compared to the same period of 2009 primarily due to an increase in lender fees related to the Silverleaf Finance VII, LLC (“SF-VII”) securitization and amendments to the Company’s other senior loan agreements since June 2009.  In addition, the weighted average cost of borrowings increased to 6.9% for the three months ended June 30, 2010 from 6.0% for the three months ended June 30, 2009 which was primarily related to SF-VII.

2010 Year-to-Date Results

Net income for the six months ended June 30, 2010 was $5.0 million, or diluted earnings per share of $0.13, compared to net income of $7.3 million, or diluted earnings per share of $0.19, for the six months ended June 30, 2009, which included an after tax business interruption insurance recovery of $1.5 million.

Vacation Interval sales were $104.4 million in the first six months of 2010 compared to $123.8 million in the comparable prior-year period.  The decrease in Vacation Interval sales is primarily attributable to a reduction in marketing to existing customers which resulted in lower sales of upgrade intervals. The Company implemented more stringent underwriting policies at the end of 2009 to improve the collection of notes receivable.  Vacation Interval sales to existing customers comprised 57.1% and 62.2% of total Vacation interval sales in the first six months of 2010 and 2009, respectively, which maintains the Company’s favorable sales-mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.

The provision for estimated uncollectible revenue as a percentage of Vacation Interval sales was 28.3% for the first six months of 2010 compared to 25.4% for the same period of 2009.

Overall, total revenues for the first half of 2010 were $113.3 million compared to $130.9 million for the first half of 2009, primarily attributable to the $17.5 million reduction in net sales.

Cost of Vacation Interval sales was 7.7% of Vacation Interval sales for the first six months of 2010 compared to 11.1% in the 2009 comparable period. This decrease primarily resulted from increased sales of lower cost-basis product during the first six months of 2010 compared to the first six months of 2009.

Sales and marketing expense as a percentage of Vacation Interval sales was 54.7% for the six-month period ended June 30, 2010 compared to 51.5% for the comparable prior-year period. The increase was primarily attributable to the decrease in sales to existing customers, which have relatively lower related sales and marketing costs compared to new customer sales.

Total positive net interest spread (interest income less interest expense and lender fees) increased to $17.7 million for the first six months of 2010 compared to $17.1 million for the first six months of 2009.  Interest expense and lender fees as a percentage of interest income increased to 48.4% for the first six months of 2010 compared to 45.8% for the same period of 2009.  Overall, interest expense and lender fees increased $2.2 million in the first half of 2010 compared to the same period of 2009 primarily due to an increase in lender fees related to the SF-VII securitization and amendments to the Company’s other senior loan agreements since June 2009. In addition, the weighted average cost of borrowings increased to 6.6% for the six months ended June 30, 2010 from 6.2% for the six months ended June 30, 2009.

Balance Sheet

At June 30, 2010, senior credit facilities provided for loans of up to $520.8 million, of which $124.3 million was unused.  In June 2010, the Company completed a term securitization transaction involving the issuance of approximately $151.5 million of Timeshare Loan-Backed Notes Series 2010-A.  In addition, the Company completed the extension of four of its senior revolving credit facilities in the first six months of 2010.  Considering the completion of the new term securitization, the extension of the four senior credit facilities, forecasted sales, and limited expansion plans, the Company’s senior credit facilities provide adequate liquidity through mid-2011.  At June 30, 2010, the Company’s senior debt consisted of 51% fixed-rate debt and 49% variable-rate debt.  However, the majority of the Company’s variable-rate debt is subject to interest-rate floors between 6.00% and 8.00%.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, an indoor water park, swimming, tennis, boating, and many organized activities for children and adults.  For additional information, please visit www.silverleafresorts.com.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2009 Annual Report on Form 10-K filed on March 8, 2010.

For more information or to visit the Company’s website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Vacation Interval sales	$55,200	$65,132	$104,395	$123,790
Estimated uncollectible revenue	(15,649)	(16,869)	(29,596)	(31,475)
Net sales	39,551	48,263	74,799	92,315

Interest income	17,309	16,054	34,372	31,557
Management fee income	631	930	1,261	1,860
Other income	1,604	2,521	2,849	5,200
Total revenues	59,095	67,768	113,281	130,932

Costs and Operating Expenses:
Cost of Vacation Interval sales	5,496	7,778	8,058	13,758
Sales and marketing	29,718	32,972	57,123	63,730
Operating, general and administrative	10,358	13,441	20,084	23,875
Depreciation	1,628	1,597	3,246	2,954
Interest expense and lender fees:
Related to receivables-based credit facilities	6,916	5,647	12,981	11,242
Related to other indebtedness	1,876	1,697	3,657	3,216
Total costs and operating expenses	55,992	63,132	105,149	118,775

Income before provision for income taxes	3,103	4,636	8,132	12,157
Provision for income taxes	(1,163)	(1,909)	(3,125)	(4,842)

Net income	$1,940	$2,727	$5,007	$7,315

Basic net income per share	$0.05	$0.07	$0.13	$0.19

Diluted net income per share	$0.05	$0.07	$0.13	$0.19

Weighted average basic common shares outstanding	37,938,359	38,146,943	38,028,935	38,146,943

Weighted average diluted common shares outstanding	38,883,308	39,042,548	38,921,621	38,960,418

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	December 31,
ASSETS	2010	2009
	(Unaudited)

Cash and cash equivalents (including from VIEs of $10 and $11, respectively)	$12,273	$13,905
Restricted cash (including from VIEs of $21,398 and $18,903, respectively)	23,453	20,668
Notes receivable, net of allowance for uncollectible notes of $93,045 and $94,585, respectively (including from VIEs
of $198,020 and $204,813, respectively)	360,956	354,659
Accrued interest receivable (including from VIEs of $2,352 and $2,427, respectively)	4,494	4,686
Amounts due from affiliates (including from VIEs of ($200) and ($192), respectively)	8,306	1,587
Inventories	187,954	196,010
Land, equipment, buildings, and leasehold improvements, net	48,926	51,117
Prepaid and other assets (including from VIEs of $9,899 and $9,420, respectively)	28,390	23,856

TOTAL ASSETS	$674,752	$666,488

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses (including from VIEs of $16 and $22, respectively)	$9,742	$8,527
Accrued interest payable (including from VIEs of $1,267 and $813, respectively)	2,603	2,264
Unearned samplers	7,136	6,501
Income taxes payable	165	706
Deferred income taxes	37,350	35,342
Notes payable and capital lease obligations (including from VIEs of $200,826 and $191,395, respectively)	402,627	395,017
Senior subordinated notes	10,000	17,956

Total Liabilities	469,623	466,313

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 38,146,943 shares issued and 37,926,419
shares outstanding at June 30, 2010 and 38,146,943 shares issued and outstanding at December 31, 2009	381	381
Additional paid-in capital	113,657	113,447
Retained earnings	91,354	86,347
Treasury stock, at cost, 220,524 shares at June 30, 2010 and none at December 31, 2009	(263)	-

Total Shareholders' Equity	205,129	200,175

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$674,752	$666,488

The abbreviation "VIEs" above represents Variable Interest Entities.